Exhibit 10.21

January 6, 2022

Ms. Lauren Sabella

[Address]

[City, State, Zip Code]

Dear Lauren:

This letter agreement amends the Employment Agreement between you and Acorda Therapeutics, Inc. (the "Company") dated as of June 8, 2015 (the “Employment Agreement”).  Capitalized terms used but not defined herein shall have the respective meaning set forth in the Employment Agreement.

This letter agreement will also confirm that in September 2021 you became Chief Operating Officer of the Company. Accordingly, Section 1 of the Employment Agreement is amended accordingly.

The Company further agrees to the following additional modification to the Employment Agreement:

1.As an inducement for your continued employment with the Company and for prior services rendered, the Company agrees to pay you a bonus for calendar year 2021 equal to your target bonus for that calendar year (to be paid when bonuses are paid generally to employees). For clarity, this is in lieu of any other bonus payment for which you may have otherwise been entitled for calendar year 2021.

2.If at any time in calendar year 2022, but not before April 1, 2022, you voluntarily resign as an employee of the Company, and no prior notice of termination for Cause by the Company or termination for Good Reason by you has been given, you will be entitled to the severance and other benefits contained in Section 6(a) of the Employment Agreement, except that in such circumstance, Section 6(a)(ii) is modified to provide that the Company shall pay you a pro-rated bonus for calendar year 2022 pursuant to the Company's then effective cash bonus plan, multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Such payment shall be determined by the Board of Directors of the Company using the same corporate and personal scoring method for assessing performance of the Company and other executives of the Company. Subject to the other terms and conditions of the Employment Agreement, such 2022 pro-rated calendar year bonus payment would be paid to you at the time the Company pays the 2022 calendar year bonus to employees generally, provided, however, that it is intended that this bonus payment comply with Rule 409A.

3.The first sentence of Section 6(a)(i) of the Employment Agreement is modified in its entirety to read as follows: “The Company shall continue to pay to you your base salary for a period ending on the date that is twelve (12) months after you terminate (the "Severance Period").”

4.In the first sentence of Section 6(a)(iv) of the Employment Agreement, the phrase “90 days following such date” shall be changed to “the Severance Period.”

Except as expressly amended by this letter agreement, the Employment Agreement shall remain in full force and effect as written. Neither this letter agreement nor any term hereof or of the Employment Agreement may be changed, waived, discharged or terminated orally, but only with the written consent of the parties hereto. All other terms and conditions of the Employment Agreement, as amended and modified, are hereby ratified, confirmed and approved.

Ms. Lauren Sabella

January 6, 2022

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile or other reproduction of this letter agreement may be executed by the Parties and may be delivered by facsimile or similar electronic transmission device pursuant to which the signature(s) can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

If the terms of this letter agreement are acceptable to you, please sign where indicated below.

Very truly yours,

Acorda Therapeutics, Inc.

By:  /s/Ron Cohen

Ron Cohen, MD

Its:  President & CEO

Agreed to and accepted:

/s/Lauren Sabella

Lauren Sabella

Date: January 6, 2022